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                                     AMENDED
EXHIBIT 3.2
                                     BY-LAWS

                                       OF

                            VERTEX INTERACTIVE, INC.

                            ARTICLE I - SHAREHOLDERS


SECTION 1. PLACE OF MEETING; NOTICE. All meetings of shareholders shall be held at the principal office of the corporation or at such other place, either within or outside of New Jersey, as shall be specified in the notice of meeting. Written or printed notice stating the place, day and hour of the meeting shall be given not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, to each shareholder of record entitled to vote at the meeting. The notice shall designate with reasonable specificity the business to be conducted at the meeting.

SECTION 2. ANNUAL MEETING. The annual meeting of shareholders shall be held on any date during the month of January each year or at such other date as shall be determined by the Board of Directors for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

SECTION 3. SPECIAL MEETINGS. Special meetings of shareholders, for any purpose or purposes, may be called by the President or by the Board of Directors by notice given to the shareholders as provided in Section 1 above.

SECTION 4. ACTION BY SHAREHOLDERS WITHOUT A MEETING. Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting upon the written consent of the shareholders who are entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting, except that in the case of the annual election of directors and any action to be taken pursuant to Chapter 10 of the New Jersey Business Corporation Act. such action may be taken without a meeting only if all shareholders consent thereto in writing. The written consent of the shareholders, which may be executed in counterparts, shall be filed with the minutes of the corporation. If action is taken by the written consent of less than all of the shareholders, notice of such action shall be given to all non-consenting shareholders as required by the New Jersey Business Corporation Act.

SECTION 5. QUORUM. The holders of shares entitled to cast a majority of the votes at a meeting, represented in person or by proxy, shall constitute a quorum at such meeting. In no case, however, shall a quorum be less than 33 1/3% of the outstanding shares of the company's common stock.









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SECTION 6. METHOD OF VOTING. The shareholders shall vote by voice vote on all matters including the election of directors, unless any shareholder demands voting by written ballot prior to the vote. In the event a written ballot is demanded, the person presiding at the meeting shall designate one person, who may not be a nominee for director if the vote be to elect director, as inspector to tally the ballots and report the results of the voting.

SECTION 7. PRESIDING OFFICERS AT MEETING. The President and the Secretary of the corporation shall act as President and Secretary of each shareholders' meeting unless the majority of the shareholders present at the meeting shall decide otherwise.



                             ARTICLE II - DIRECTORS


SECTION 1. NUMBER; TERM OF OFFICE. The Board of Directors shall consist of not less than one, nor more than fifteen (15) persons. The director named in the Certificate of Incorporation and those directors elected at the first annual meeting of shareholders and at each annual meeting thereafter shall hold office for one year, and until their successors are elected and qualified.

SECTION 2. REGULAR MEETINGS. A regular meeting of the Board of Directors for the purpose of electing officers and transacting such other business as may come before the meeting shall be held without notice immediately following and at the same place as the annual shareholders' meeting. The Board of Directors may provide, by resolution, the place, day and hour for additional regular meetings which may be held without notice.

SECTION 3. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the President or any director. Written notice of any special meeting shall be given to each director at least two days prior thereto.

SECTION 4. PLACE OF MEETING. Meetings of the Board of Directors shall be held at such place as shall be designated in the notice of meeting. Notice of any meeting need not be given to any director who signs a waiver of notice before or after the meeting.

SECTION 5. QUORUM. A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

SECTION 6. MANNER OF ACTING. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 7. ACTION WITHOUT A MEETING. Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of










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Directors may be taken without a meeting if; prior or subsequent to such action, all of the directors consent thereto in writing. Such written consents may be executed in counterparts, and shall be filed with the minutes of the corporation.

SECTION 8. VACANCIES. Any vacancy in the Board of Director, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum.

SECTION 9. COMMITTEES. The Board of Directors, by resolution adopted by a majority of the entire board, may appoint from among its members an executive committee and one or more other committees. To the extent provided in such resolution, each such committee shall have and may exercise all the authority of the board, subject to the limitations on the permissible scope of the power of any such committees allowed by law. The Board of Directors, by resolution adopted by a majority of the entire board, may fill any vacancy in any committee; abolish any committee at any time; and remove any director from membership on any committee at any time, with or without cause.


                             ARTICLE III - OFFICERS


SECTION 1. ELECTION. At its regular meeting following the annual meeting of shareholders, the Board of Directors shall elect or appoint a President, a Treasurer, a Secretary, and such other officers or agents as it shall deem necessary or desirable. One person may hold two or more offices.

SECTION 2. VACANCIES. Any vacancy occurring among the officers, however caused, may be filled by the Board of Directors for the unexpired portion of the term.

SECTION 3. PRESIDENT. The President is subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. Unless otherwise directed by the Board of Directors, all other officers shall be subject to the authority and supervision of the President. The President may enter into and execute in the name of the corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board of Directors. He shall have the general powers and duties of management usually vested in the Office of President of a corporation.

SECTION 4. VICE PRESIDENT. The Vice President shall perform such duties and have such authority as may be delegated to him from time to time by the President or by the Board of Directors. In the absence of the President or in the event of his death, inability, or refusal to act, the Vice President shall perform the duties and be vested with the authority of the President.









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SECTION 5. TREASURER. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation, shall keep or cause to be kept regular books of account for the corporation and shall perform such other duties and possess such other powers as are incident to the office of Treasurer or as shall be assigned to him by the President or by the Board of Directors.

SECTION 6. SECRETARY. The Secretary shall cause notices of all meetings to be served as prescribed in these by-laws or by statute, shall keep or cause to be kept the minutes of all meetings of the shareholders and of the Board of Directors, shall have charge of the corporate records and seal of the corporation and shall keep a register of the post-office address of each shareholder which shall be furnished to him by such shareholder. He shall perform such other duties and possess such other powers as are incident to the office of Secretary or as are assigned by the President or by the Board of Directors.

SECTION 7. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer(s) is subject to the control of the Board of Directors and shall in general supervise and control all of the business and affairs of the corporation. Unless otherwise directed by the Board of Directors, all other officers shall be subject to the authority and supervision of the Chief Executive Officer(s). The Chief Executive Officer may enter into and execute in the name of the corporation contracts, leases, or other instruments in the regular course of business or contracts or other instruments not in the regular course of business, which are authorized, either generally or specifically, by the Board of Directors. He shall have the general powers and duties of management usually vested in the Office of Chief Executive Officer of the Corporation. The Office may consist of up to two individuals.


                       ARTICLE IV - EXECUTION OF DOCUMENTS


SECTION 1. COMMERCIAL PAPER. All checks, notes, drafts and other commercial paper of the corporation shall be signed by the President of the corporation or by such other person or persons as the Board of Director may from time to time designate.

SECTION 2. OTHER INSTRUMENTS. All deeds mortgages and other instruments shall be executed by the President of the corporation or any Vice President, and by the Secretary, or such other person or persons as the Board of Director may from time to time designate.


                             ARTICLE V - FISCAL YEAR


The fiscal year of the corporation shall be run from October 1 to September 30 unless the Board of Directors shall direct otherwise.








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                      ARTICLE VI - CERTIFICATES FOR SHARES


SECTION 1. EXECUTION. Certificates representing shares of the corporation shall be in such form as shall be determined by the Board of Directors and shall be executed by the President or Vice President and by the Secretary or the Treasurer, unless the Board of Directors shall direct otherwise.

SECTION 2. FIXING RECORD DATE. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without any meeting or for the purpose of determining shareholders entitled to receive payment of any dividend or allotment or any right, or in order to make a determination of shareholders for any other purpose, the Board of Directors may fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.


                             ARTICLE VII - DIVIDENDS

The Board of Directors may from time to time declare, and the corporation may pay, dividends or make other distributions on its outstanding shares in the manner and upon the terms and conditions provided by the Certificate of Incorporation and by statute.

                            ARTICLE VIII - AMENDMENT

These bylaws may be altered, amended or repealed and new bylaws may be adopted by a majority of the votes cast at any regular or special meeting of the shareholders, if notice of the proposed alteration or amendment be contained in the notice of the meeting, or by the affirmative vote of a majority of the Board of Directors at any regular or special meeting called for that purpose.